UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.            )

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Poshmark, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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POSHMARK

Notice of 2022 Annual Meeting of Shareholders and Proxy Statement

POSHMARK, INC.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS & PROXY STATEMENT

Date: Tuesday, June 14, 2022

Time: 10:00 a.m. Pacific Time

Location: Live webcast via www.proxydocs.com/POSH

We are pleased to invite you to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Poshmark, Inc. (“Poshmark” or the “Company”). The meeting will be held for the following purposes:

1.

To elect Manish Chandra, Navin Chaddha, and Jenny Ming as Class I Directors to serve until our 2025 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until their earlier death, resignation, or removal.

2.

To ratify the appointment by the audit committee of the board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

We will also transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.

This year’s Annual Meeting will be held virtually through a live webcast. You will be able to attend the Annual Meeting, submit questions, and vote during the live webcast by visiting www.proxydocs.com/POSH and registering to attend the Annual Meeting by entering the Control Number included in your notice of internet availability of proxy materials, proxy card, or the voting instruction form that you received. Please refer to the additional logistical details and recommendations in the accompanying Proxy Statement. You may login beginning at 9:45 a.m. Pacific Time on June 14, 2022.

The record date for the Annual Meeting is April 18, 2022. Only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, we encourage you to vote and submit your proxy through the internet or by telephone or request and submit your proxy card as soon as possible, so that your shares may be represented at the Annual Meeting.

Thank you for your ongoing support of and continued interest in Poshmark.

/s/ Evan Ferl

Evan Ferl

General Counsel and Corporate Secretary

April 29, 2022

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Stockholders to be Held on June 14, 2022: The proxy statement and the annual report to stockholders will be available at www.proxydocs.com/POSH on or about April 29, 2022.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROXY STATEMENT

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials, including this Proxy Statement, over the internet. Accordingly, we have sent you a notice of internet availability of proxy materials (the “Notice”) because the Company’s board of directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting.

This Proxy Statement contains information to be voted on at the Annual Meeting and certain other information required by the SEC. We intend to mail the Notice on or about April 29, 2022, to all stockholders of record entitled to vote at the Annual Meeting. On or about that date, all stockholders will be able to access our proxy materials at www.proxydocs.com/POSH or request printed copies by following the instructions found in the Notice.

How do I attend the Annual Meeting?

We will be hosting the Annual Meeting via live webcast only. Any stockholder of record can attend the meeting live by registering online at www.proxydocs.com/POSH. The webcast will start at 10:00 a.m. Pacific Time on June 14, 2022. Stockholders may vote and submit questions while attending the meeting online. The webcast login will open 15 minutes before the start of the meeting. In order to enter the meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record, or included with your voting instruction card and voting instructions received from your broker, bank, or other agent if you hold your shares of common stock in a “street name.” A confirmation email with additional instructions on how to attend and participate online will be sent to you after you register at www.proxydocs.com/POSH. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted in the confirmation email you received after registering for the virtual stockholder meeting.

Why is the Annual Meeting being held virtually?

Due to the ongoing COVID-19 pandemic, we believe that a virtual meeting is appropriate to support the health and well-being of our employees and stockholders, and enables us to comply with current federal, state, and local guidance and regulations. Conducting the annual meeting virtually also offers the opportunity for all stockholders to participate without the added cost, time, or planning involved in attending in-person stockholder meetings.

We will use software that verifies the identity of each participating stockholder and ensures during the question-and-answer portion of the meeting that they are granted the same rights they would have at an in-person meeting. In this way, stockholder rights are not negatively affected.

What will I be voting on?

There are two matters scheduled for a vote at the Annual Meeting:

1.

Elect Manish Chandra, Navin Chaddha, and Jenny Ming as Class I Directors to serve until our 2025 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until their earlier death, resignation, or removal; and

2.	Ratify the appointment by the audit committee of the board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

How does the Board of Directors recommend that I vote on these matters?

The Board recommends that you vote “FOR” the election of each director nominee and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 18, 2022 will be entitled to vote at the Annual Meeting. On this record date, there were 53,536,700 shares of Class A common stock and 24,573,667 shares of Class B common stock outstanding and entitled to vote. Our Class A common stock has one vote per share and our Class B common stock has ten votes per share.

Stockholder of Record: Shares Registered in Your Name. If on April 18, 2022, your shares were registered directly in your name with Poshmark’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy online as instructed on the Notice, vote by proxy over the telephone or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If on April 18, 2022, your shares were held not in your name, but in an account at a brokerage firm, bank, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online or submit questions at the meeting unless you request and obtain a valid proxy from your broker, bank, or other agent.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Class A common stock and ten votes for each share of Class B common stock you owned as of April 18, 2022. The Class A common stock and Class B common stock will vote together as a single class on all proposals described in this Proxy Statement.

How do I cast my vote?

Stockholder of Record. If you are a stockholder of record, there are four ways to vote:

1.	by internet at www.proxypush.com/POSH by following the instructions provided the proxy card or the Notice.

2.	by toll-free telephone at 855-635-6595;

3.	by completing and mailing your proxy card (if you received printed proxy materials); or

4.

by voting during the virtual Annual Meeting through www.proxydocs.com/POSH. To be admitted to the Annual Meeting and vote your shares, you must register by the meeting start time and provide the control number as described in the Notice or proxy card. After completion of your registration by the registration deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you.

Beneficial Owner. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received voting instructions from that organization rather than from Poshmark. Simply follow the voting instructions from that organization to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

Stockholder of Record. If you are a stockholder of record and do not vote online, by telephone, or by completing a proxy card in advance of the Annual Meeting, or online at the Annual Meeting, your shares will not be voted. If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the election of each director nominee and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Beneficial Owner. If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank, or other agent how to vote your shares, that agent may still be able to vote your shares in its discretion. Brokers, banks, and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine,” but not with respect to “non-routine” matters. In this regard, Proposal 1 is considered to be “non-routine,” meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be “routine,” meaning that if you do not return voting instructions to your broker by its deadline, your broker may vote your shares in its discretion on Proposal 2.

How do I change or revoke my proxy?

Stockholder of Record. If you are a stockholder of record, you can change your vote or revoke your proxy any time before or at the Annual Meeting by:

1.	entering a new vote by internet or by telephone;

2.	returning a later-dated proxy card (which automatically revokes the earlier proxy card);

3.	notifying our Corporate Secretary in writing at 203 Redwood Shores Parkway, 8th Floor, Redwood City, CA 94065; or

4.	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy) at www.proxydocs.com/POSH.

Beneficial Owner. If you are a beneficial owner, please contact your broker, bank, or other agent for instructions on how to revoke your proxy.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting under our amended and restated bylaws and Delaware law. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote are present at the meeting online or represented by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the meeting or the holders of a majority of the voting power of the shares present at the meeting online or represented by proxy may adjourn the meeting to another date.

Who is paying for the proxy solicitation?

We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

When will the results of the vote be announced?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in a current report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

How do I submit a stockholder proposal or director nomination for next year’s annual meeting?

To be considered for inclusion in the proxy materials for next year’s annual meeting of stockholders (the “2023 Annual Meeting”), your proposal must be submitted in writing by December 30, 2022, to our Corporate Secretary at 203 Redwood Shores Parkway, 8th Floor, Redwood City, CA 94065, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Pursuant to our amended and restated bylaws, if you wish to submit a proposal (including a director nomination) at the 2023 Annual Meeting that is not to be included in next year’s proxy materials, you must do so no later than January 29, 2023, nor earlier than December 30, 2022, to our Corporate Secretary at 203 Redwood Shores Parkway, 8th Floor, Redwood City, CA 94065; provided, however, that if our 2023 Annual Meeting is held before May 15, 2023 or after August 13, 2023, then the deadline is (a) no earlier than the close of business on the 120th day prior to the date of the 2023 Annual Meeting and (b) not later than the close of business on the later of (i) the 90th day prior to the 2023 Annual Meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at ir@poshmark.com or by mail at:

Poshmark, Inc.

203 Redwood Shores Parkway, 8th Floor

Redwood City, California 94065

Attention: Corporate Secretary

Street name stockholders may contact their broker, bank, or other nominee to request information about householding.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Company’s board of directors currently has seven members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, three Class I directors are standing for election, each for a three-year term.

The board of directors has nominated Manish Chandra, Navin Chaddha, and Jenny Ming for election as Class I directors at the Annual Meeting.

Each director is elected by a plurality of the votes of the holders of shares present virtually or represented by proxy and entitled to vote on the election of directors. The three director nominees receiving the highest number of “FOR” votes will be elected. If elected at the Annual Meeting, the nominees will serve until our 2025 Annual Meeting of Stockholders and until each such director’s respective successor is duly elected and qualified or until each such director’s earlier death, resignation, or removal.

For information about the nominees and each director whose term is continuing after the Annual Meeting, please see “Information Regarding Director Nominees and Current Directors.”

The nominees have agreed to serve as director, if elected. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve as director. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the board of directors names one.

Information Regarding Director Nominees and Current Directors

Name	Age	Director Since	Independent	Committee Membership
Class I Directors – Nominees for Election at the 2022 Annual Meeting
Manish Chandra*	54	2011	No	–
Navin Chaddha**	51	2011	Yes	Compensation Committee Nominating and Corporate Governance Committee*** Mergers and Acquisitions Committee

Jenny Ming	66	2019	Yes	Audit Committee
Class II Directors – Terms to Expire at the 2023 Annual Meeting
Ebony Beckwith(1)	45	2021	Yes	Audit Committee Nominating and Corporate Governance Committee
Jeff Epstein	65	2018	Yes	Audit Committee*** Mergers and Acquisitions Committee***

Hans Tung	51	2016	Yes	Compensation Committee*** Nominating and Corporate Governance Committee Mergers and Acquisitions Committee
Class III Directors – Terms to Expire at the 2024 Annual Meeting
Serena J. Williams(2)	40	2019	Yes	Compensation Committee

*	Chairman of the board of directors
**	Lead independent director
***	Committee chair

(1)	Ebony Beckwith was appointed to our board of directors on August 6, 2021 and was appointed to the audit committee and nominating and corporate governance committee on March 28, 2022.

(2)

On April 21, 2022, Serena J. Williams provided notice of her decision to resign from the board of directors effective as of such date, but will remain on the board of directors until a replacement has been appointed.

Class I Director Nominees

Manish Chandra. Mr. Chandra co-founded our Company and has served as our President, Chief Executive Officer and member of our board of directors since February 2011. Prior to co-founding Poshmark, Mr. Chandra co-founded Kaboodle, an online shopping website where he served as the Chief Executive Officer from February 2005 to August 2010, and which was acquired by Hearst Communications in August 2007. From August 2010 to February 2011, Mr. Chandra developed the foundation of what ultimately became Poshmark. Mr. Chandra holds an M.B.A. in Marketing and Finance from Haas Business School at the University of California, Berkeley, an M.S. in Computer Science from the University of Texas at Austin, and a B.Tech from the Indian Institute of Technology, Kanpur.

We believe that Mr. Chandra is qualified to serve as a member of our board of directors based on the perspective and experience he brings as our President, Chief Executive Officer, and co-founder.

Navin Chaddha. Mr. Chaddha has served on our board of directors since February 2011. Mr. Chaddha is a Managing Director and leads Mayfield, a venture capital firm, where he has worked since 2006. Over his venture capital career, Mr. Chaddha has invested in over 50 companies, of which over 30 have been acquired or had IPOs, resulting in his being named as a Top Five investor on the 2020 Forbes Midas list of Top Tech investors. Early in his career, Mr. Chaddha co-founded three companies, including VXtreme, which was acquired by Microsoft to become Windows Media. Mr. Chaddha holds an M.S. in Electrical Engineering from Stanford University and a B.Tech in Electrical Engineering from the Indian Institute of Technology, Delhi, from which he received the distinguished alumni award.

We believe that Mr. Chaddha is qualified to serve as a member of our board of directors due to his broad investment experience in the technology industry, his executive and board experience at various technology companies, as well as his extensive experience as an entrepreneur and venture capital investor.

Jenny Ming. Ms. Ming has served as a member of our board of directors since June 2019. From October 2009 to February 2019, Ms. Ming served as President and Chief Executive Officer of Charlotte Russe, a fast-fashion specialty retailer of apparel and accessories catering to young women. In February 2019, Charlotte Russe filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code. From March 1999 to October 2006, Ms. Ming served as President of Old Navy, a $7 billion brand in The Gap, Inc.’s portfolio, where she oversaw all aspects of Old Navy and its 900 retail clothing stores in the United States and Canada. Ms. Ming joined The Gap, Inc. in 1986, serving in various executive capacities at its San Francisco headquarters, and in 1994, she was a member of the executive team that launched Old Navy. Ms. Ming has served on the board of directors of Affirm since February 2021 and Levi Strauss & Co. since 2014. Ms. Ming holds a B.A. in Fashion Merchandising/Marketing from San Jose State University.

We believe that Ms. Ming is qualified to serve as a member of the board of directors due to her extensive operational and retail leadership experience in the apparel industry.

Recommendation of Our Board of Directors

The board of directors unanimously recommends a vote “FOR” the election of the Class I Director nominees.

Continuing Members of the Board of Directors

Class II Directors (Terms to expire at the 2023 Annual Meeting)

Ebony Beckwith. Ms. Beckwith has served as a member of our board of directors since August 2021. Since November 2021, Ms. Beckwith has served as Chief Business Officer of Salesforce and Chief of Staff to Marc Benioff, Chair and Co-CEO of Salesforce. In this role, Ms. Beckwith is responsible for aligning the company, operationalizing Salesforce’s core values, and leading all strategic projects, relationships, and initiatives of the Office of the Co-CEO. Additionally, Ms. Beckwith has served as CEO of the Salesforce Foundation and Chief Philanthropy Officer of Salesforce since 2016, overseeing Salesforce’s global philanthropic strategy. Ms. Beckwith extends her leadership through her service on non-profit organizations, including as a board member of the Warriors Community Foundation and as an advisory board member for PagerDuty.org. Ms. Beckwith holds a bachelor’s degree in Computer Information Systems and an honorary doctorate of Humane Letters from Golden Gate University.

We believe that Ms. Beckwith is qualified to serve as a member of our board of directors due to her broad experience in technology, operations, and philanthropy.

Jeff Epstein. Mr. Epstein has served as a member of our board of directors since April 2018. Since November 2011, Mr. Epstein has served as an Executive in Resident and then as Operating Partner of Bessemer Ventures Partners, a venture capital firm. From June 2019 to June 2021, Mr. Epstein served as Co-Chief Executive Officer and Chief Financial Officer of Apex Technology Holdings. Since September 2014, Mr. Epstein has also been a Lecturer in the Department of Management Science and Engineering at Stanford University. Mr. Epstein has served as a member of the board of directors of Couchbase since June 2015, Twilio since July 2017, Okta since May 2021, and AvePoint since July 2021. Mr. Epstein has also served as a member of the board of directors of Booking Holdings from April 2003 to June 2019, Global Eagle Entertainment from January 2013 to June 2018, and Shutterstock from April 2012 to June 2021. From September 2008 to April 2011, Mr. Epstein served as Executive Vice President and Chief Financial Officer of Oracle. Mr. Epstein holds an M.B.A. from Stanford University Graduate School of Business and a B.A. in Economics and Political Science from Yale University.

We believe that Mr. Epstein is qualified to serve as a member of our board of directors due to his executive and board experience and broad investment experience in the technology industry.

Hans Tung. Mr. Tung has served on our board of directors since March 2016. Mr. Tung is a Managing Partner at GGV Capital, a venture capital firm, where he has worked since October 2013. Prior to joining GGV, Mr. Tung was a Managing Partner at Qiming Venture Partners, a venture capital firm. Mr. Tung began his venture capital career with Bessemer Venture Partners, a venture capital firm, and was a former entrepreneur himself and a former technology banker at Merrill Lynch in New York and Hong Kong. Mr. Tung currently serves as an independent director of ContextLogic Inc. Mr. Tung has served on the board of directors of private companies including Shelfbot, Bowery Farming, StockX, Rupeek, musical.ly (which is now TikTok), and Xiaomi. Mr. Tung holds a B.S. in Industrial Engineering from Stanford University.

We believe that Mr. Tung is qualified to serve as a member of our board of directors due to his broad investment experience in the technology industry and his background advising companies in the technology industry.

Class III Directors (Terms to expire at the 2024 Annual Meeting)

Serena J. Williams. Ms. Williams has served as a member of our board of directors since January 2019. Ms. Williams began her career as a professional tennis player in 1995 and has won 23 career Grand Slam singles titles. Ms. Williams is also an activist, marketer, brand builder, and a dedicated philanthropist. In 2008, Ms. Williams established the Serena Williams Fund, where she focused on creating equity in education. To that end, Ms. Williams partnered with other corporations and organizations to build schools in Kenya and Jamaica as well as donate classroom resources and provide college scholarships. In 2016, Ms. Williams joined forces with her sister Venus to establish The Williams Sisters Fund to support joint philanthropic projects, beginning with the Yetunde Price Resource Center in Compton, California, which ensures individuals affected by violence and trauma have access to the resources they need to help them heal physically, emotionally, and spiritually. In 2017, Ms. Williams launched her own venture capital firm, Serena Ventures, which focuses on investing in companies that embrace diverse leadership, individual empowerment, creativity, and opportunity, and launched her own brand, SERENA, which celebrates body positivity and female empowerment. Additionally, Ms. Williams has served as a Goodwill Ambassador with UNICEF since 2011. Ms. Williams has served as a member of the board of directors of Momentive Global Inc. (formerly SVMK Inc.) since May 2017 and Velo3D, Inc. (formerly Jaws Spitfire Acquisition Corporation) since December 2020.

We believe that Ms. Williams is qualified to serve as a member of the board of directors due to her experience and perspective as an entrepreneur and developer of her global personal brand.

Information Regarding the Board of Directors and Corporate Governance

Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our board of directors consists of seven directors, six of whom qualify as “independent” under the listing standards of Nasdaq. The number of directors will be fixed by our board of directors, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws.

Classified Board

Our amended and restated certificate of incorporation provides that our board of directors will be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders. Our current directors are divided among the three classes as follows:

•	the Class I directors will be Messrs. Chandra and Chaddha and Ms. Ming, and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II directors will be Messrs. Epstein and Tung and Ms. Beckwith, and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•

the Class III directors will be Ms. Williams, and their term will expire at the annual meeting of stockholders to be held in 2024. On April 21, 2022, Ms. Williams provided notice of her decision to resign from the board of directors effective as of such date, but will remain on the board of directors until a replacement has been appointed.

Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal.

So long as our board of directors is classified, only our board of directors may fill vacancies on our board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. The classification of our board of directors may have the effect of delaying or preventing changes in our control or management.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, including family relationships, our board of directors has determined that Messrs. Chaddha, Epstein, and Tung and Mss. Beckwith, Ming, and Williams do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in “Certain Relationships and Related Transactions.”

Director Diversity

We place great emphasis on board of directors’ diversity and actively consider diversity in the recruitment and nomination of directors. We believe that the current composition of our board of directors reflects the success of those efforts. A summary of our board of directors composition is below.

Board Diversity Matrix (As of April 29, 2022)
Total Number of Directors	7

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4	—	—
Part II: Demographic Background
African American or Black	2	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	3	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	1	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Board Meetings

Our board of directors held nine meetings in 2021. Each director attended greater than 75% of all board of directors and applicable committee meetings that were held during his or her period of service as a director, with the exception of Ms. Williams. Under our corporate governance guidelines, directors are expected to spend the time needed and meet as frequently as our board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend our annual meeting of stockholders, all meetings of our board and all meetings of the committees on which they serve.

Committees of the Board of Directors

Our Board has established an audit committee, a compensation committee, a nominating and corporate governance committee, and a mergers and acquisitions committee. The composition and responsibilities of each of the committees of our board of directors is described below. The charter of each committee is available on our investor relations website at https://investors.poshmark.com/governance/governance-documents. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Mr. Epstein and Mses. Beckwith and Ming, with Mr. Epstein serving as Chairman. Ms. Beckwith was appointed to our audit committee on March 28, 2022 to fill the vacancy created by the resignation of John Marren, who served as a member of our audit committee until March 25, 2022. Each member of our audit committee meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of Nasdaq. In addition, our board of directors has determined that Mr. Epstein is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our audit committee’s responsibilities include, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end results of operations;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions; and

•

approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of Nasdaq. In fiscal 2021, our audit committee held eight meetings.

Compensation Committee

Our compensation committee consists of Messrs. Chaddha and Tung and Ms. Williams, with Mr. Tung serving as Chairman. Each member of our compensation committee meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, or Rule 16b-3. Our compensation committee’s responsibilities include, among other things:

•	reviewing, approving, and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers;

•	administering our equity compensation plans;

•	reviewing and approving, or making recommendations to our board of directors, regarding incentive compensation and equity compensation plans; and

•	establishing and reviewing general policies relating to compensation and benefits of our employees.

Pursuant to its written charter, the compensation committee has the authority to engage the services of outside advisors to assist it in the performance of its responsibilities. In 2021, the compensation committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to provide information, analysis, and advice relating to our executive compensation program, including compensation market data. Compensia reports to the compensation committee and does not provide any additional services to management. From time to time, the compensation committee may direct its advisors to work with our human resources department to support it in matters relating to the fulfillment of its responsibilities. Our compensation committee has assessed the independence of Compensia pursuant to the applicable Nasdaq listing standards and SEC rules and concluded that Compensia is independent and that Compensia’s work for the compensation committee does not raise any conflict of interest.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of Nasdaq. In fiscal 2021, our compensation committee held four meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Chaddha and Tung and Ms. Beckwith, with Mr. Chaddha serving as Chairman. Ms. Beckwith was appointed to our nominating and corporate governance committee on March 28, 2022 to fill the vacancy created by the resignation of John Marren, who served as a member of our nominating and corporate governance committee until March 25, 2022. Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Our nominating and corporate governance committee’s responsibilities include, among other things:

•	identifying, evaluating and selecting, or making recommendations to our board of directors regarding nominees for election to our board of directors and its committees;

•	evaluating the performance of our board of directors and of individual directors;

•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting; and

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

The nominating and corporate governance committee operates under a written charter that satisfies the applicable listing requirements and rules of Nasdaq. In fiscal 2021, our nominating and corporate governance committee held three meetings.

Mergers and Acquisitions Committee

Our mergers and acquisitions committee consists of Messrs. Chaddha, Tung, and Epstein, with Mr. Epstein serving as Chairman. Our mergers and acquisitions committee’s responsibilities include, among other things:

•	reviewing, assessing, and approving certain acquisitions, investments, mergers, divestitures, and similar strategic transactions;

•	retaining outside legal, financial, and other advisors as it deems necessary in the performance of its duties; and

•	appointing and overseeing any outside advisors, including approval of fees and other terms and conditions of adviser’s retention.

In fiscal 2021, our mergers and acquisitions committee held one meeting.

Identifying and Evaluating Director Nominees

Our board has delegated to our nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to our board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines and the committee’s charter. Our nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks, or any other means that the committee deems to be appropriate in the evaluation process. Our nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board. Based on the results of the evaluation process, our nominating and corporate governance committee recommends candidates for our board’s approval as director nominees for election to our board.

Minimum Qualifications

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable.

In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board, as well as the needs of our board and the respective committees of our board. Some of the qualifications that our nominating and corporate governance committee consider include, without limitation, issues of character, ethics, integrity, judgment, independence, diversity, skills, education, expertise, business acumen, length of service, understanding of our business and industry, and other commitments. Although our board does not maintain a specific policy with respect to board diversity, our board believes that our board should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences.

Nominees must also have proven achievement and competence in their field, the ability to exercise sound business judgment, an objective perspective, the ability to offer advice and support to our management team, and the ability to make significant contributions to our success. Nominees must also have skills that are complementary to those of our existing board, the highest ethics, a commitment to the long-term interests of our stockholders, and an understanding of the fiduciary responsibilities that are required of a director. Nominees must have sufficient time available in the judgment of our nominating and corporate governance committee to effectively perform all board and committee responsibilities. Members of our board are expected to prepare for, attend and participate in all meetings of our board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board the director nominees for selection.

Stockholder Recommendations

Eligible stockholders may submit recommendations for director candidates to our nominating and corporate governance committee by sending the individual’s name and qualifications to our Corporate Secretary at Poshmark, Inc., 203 Redwood Shores Parkway, 8th Floor, Redwood City, CA 94065, who will forward all recommendations to our nominating and corporate governance committee. Any such recommendations should include the information required by our bylaws. Our nominating and corporate governance committee will evaluate any candidates properly recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or members of our management team.

Compensation Committee Interlocks and Insider Participation

Our compensation committee consists of Messrs. Chaddha and Tung and Ms. Williams, with Mr. Tung serving as Chairman. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee. See “Certain Relationships and Related Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors. Our code of business conduct and ethics is available on our investor relations website at https://investors.poshmark.com/governance/governance-documents. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.

Anti-Hedging and Pledging Policy

Our insider trading policy prohibits all of our directors, officers, and employees from (i) trading derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time, (ii) using the Company’s securities as collateral in a margin account and (iii) pledging the Company’s securities as collateral for a loan (or modifying an existing pledge).

Stockholder and Interested Party Communications

Stockholders or interested parties who wish to communicate with our board of directors or one or more individual members of our board of directors may do so by sending written communications to our Corporate Secretary at Poshmark, Inc., 203 Redwood Shores Parkway, 8th Floor, Redwood City, CA 94065.

Our Corporate Secretary, in consultation with appropriate members of our board, as necessary, will review all incoming communications and, if appropriate, will forward such communications to the appropriate member or members of our board, or if none is specified, to the Chairman of our board of directors. The Corporate Secretary will generally not forward communications if they are deemed inappropriate, consist of individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to securityholders or other constituencies of the Company, solicitations, advertisements, surveys, “junk” mail, or mass mailings.

DIRECTOR COMPENSATION

2021 Director Compensation Table

The following table discloses compensation received by our non-employee directors during year ended December 31, 2021, or fiscal year 2021. Other than as set forth in the table below, we did not pay any compensation or make any equity awards to our non-employee directors during fiscal year 2021. During fiscal year 2021, Manish Chandra, our Chief Executive Officer, was a member of our board of directors, as well as an employee, and received no additional compensation for his services as a director. See “Executive Compensation–2021 Summary Compensation Table” for more information about Mr. Chandra’s compensation for our fiscal year 2021.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Total ($)
Ebony Beckwith	15,000	(1)	150,024	150,002	315,026
Navin Chaddha	59,000		87,486	87,506	233,992
Jeff Epstein	50,000		87,486	87,506	224,992
John Marren(5)	44,000		87,486	87,506	218,992
Jenny Ming	40,000		87,486	87,506	214,992
Hans Tung	46,000		87,486	87,506	220,992
Serena J. Williams	36,000		87,486	87,506	210,992

(1)	Ms. Beckwith joined our board of directors in August 2021. This amount represents a pro-rated amount of the annual retainer paid to Ms. Beckwith in fiscal year 2021.
(2)

The aggregate number of restricted stock units, or RSUs, and stock options held by each director listed in the table above as of December 31, 2021 was as follows. Ms. Beckwith has elected to defer settlement of all of her RSU awards into deferred stock units.

Director	RSUs	Stock Options
Ebony Beckwith	3,687	8,739
Navin Chaddha	2,083	4,472
Jeff Epstein	2,083	4,472
John Marren	2,083	4,472
Jenny Ming	2,083	4,472
Hans Tung	2,083	4,472
Serena J. Williams	2,083	4,472

(3)

The amount reported represents the aggregate grant date fair value of the RSUs awarded, calculated in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service vesting conditions. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in the Notes to our Consolidated Financial Statements included in our 2021 Annual Report on Form 10-K. The amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received upon any sale of the underlying shares of Class A common stock.

(4)

The amounts reported represent the aggregate grant date fair value of the stock options awarded, calculated in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the Notes to our Consolidated Financial Statements included in our 10-K. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to actual economic value that may be received upon exercise of the stock options.

(5)	Mr. Marren resigned from our board of directors on March 25, 2022.

Non-Employee Director Compensation Program

Prior to our initial public offering in January 2021, we did not have a formal policy to compensate our non-employee directors. In connection with our initial public offering, we adopted a formal policy, our Non-Employee Director Compensation Policy, pursuant to which our non-employee directors are eligible to receive the following cash retainers and equity awards:

Annual Retainer for Board Membership
Annual service on the board of directors	$30,000
Annual service as lead independent director	$15,000
Additional Annual Retainer for Committee Membership
Annual service as member of the audit committee (other than chair)	$10,000
Annual service as chair of the audit committee	$20,000
Annual service as member of the compensation committee (other than chair)	$6,000
Annual service as chair of the compensation committee	$12,000
Annual service as member of the nominating and corporate governance committee (other than chair)	$4,000
Annual service as chair of the nominating and corporate governance committee	$8,000

Our Non-Employee Director Compensation Policy also provided, for each non-employee director on our board at the time of our initial public offering, for an equity award for our Class A common stock (the “IPO Grant”) having a fair market value of $175,000, of which 50% were RSUs and 50% were stock options. In addition, our policy provides that, upon initial election to our board of directors, each non-employee director will be granted an equity award having a fair market value of $350,000, or Initial Grant, of which 50% will be RSUs and 50% will be stock options. Furthermore, on the date of each of our annual meetings of stockholders following the completion of our initial public offering, each non-employee director who will continue as a non-employee director following such meeting will be granted an annual equity award having a fair market value of $175,000, or Annual Grant, of which 50% will be RSUs and 50% will be stock options. The IPO Grant and the Annual Grant will vest in full on the earlier of (i) the first anniversary of the grant date or (ii) our next annual meeting of stockholders, subject to continued service as a director through the applicable vesting date. The Initial Grant will vest in equal installments on the first, second, and third anniversary of the grant date, subject to continued service as a director through the applicable vesting date. Such awards are subject to full accelerated vesting upon the sale of the Company.

Non-employee directors will be given the opportunity to defer all or a portion of any RSUs granted under our policy into deferred stock units pursuant to the terms and conditions of our Non-Employee Director Compensation Policy, our 2021 Stock Option and Incentive Plan, and our Non-Employee Directors’ Deferred Compensation Program.

Employee directors will receive no additional compensation for their service as directors.

We will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors for their attendance at meetings of our board of directors or any committee thereof.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors is asking our stockholders to ratify the appointment by the audit committee of PricewaterhouseCoopers LLP (“PWC”) as the independent public accounting firm to conduct the audit of our financial statements for the fiscal year ending December 31, 2022. Stockholder ratification of such appointment is not required by our amended and restated bylaws or any other applicable legal requirement. However, our board of directors is submitting the appointment of PWC to our stockholders for ratification as a matter of good corporate governance.

This proposal is decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.

In the event our stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to continue to retain PWC for the fiscal year ending December 31, 2022. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change should be made.

PWC has audited our financial statements since 2018. A representative of PWC is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate stockholder questions.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by PWC, our independent registered public accounting firm, for the years ended December 31, 2020 and 2021.

	Year Ended December 31,
	2020	2021
	(in thousands)
Audit fees(1)	$3,131	$2,083
Audit-related fees(2)	—	110
Tax fees(3)	70	40
All other fees(4)	1	3

Total	$3,202	$2,236

(1)

The audit fees consist of fees for the audit of our annual financial statements, and the review of our unaudited consolidated interim financial statements. The fees for fiscal year 2020 included $1.6 million of services provided in connection with the registration statement for the initial public offering of our common stock, which was completed in January 2021.

(2)

The audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. The fees for fiscal year 2021 were related to services provided in connection with our acquisition of Suede One, Inc. in October 2021.

(3)	The tax fees consist of fees for professional services for tax compliance, tax advice, and tax planning.
(4)

These amounts consist of the aggregate fees for other services performed or provided by PwC not included in the categories above, including fees for a subscription to online accounting reference material.

Pre-Approval Policy

According to policies adopted by the audit committee and ratified by our board of directors, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the audit committee.

The audit committee approved all services provided by PWC during the years ended December 31, 2021 and

2020. The audit committee has considered the nature and amount of the fees billed by PWC and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining PWC’s independence.

Determination of Independence

In considering the nature of the services provided by our independent registered public accounting firm, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.

Recommendation of Our Board of Directors

Our board of directors unanimously recommends that our stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Report of the Audit Committee

The audit committee oversees our independent registered public accounting firm and assists our board of directors in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation, and integrity of our financial statements. In fulfilling its oversight responsibilities, the audit committee:

•	reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2021 with management and PWC;

•	discussed with PWC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;

•	received the written disclosures and the letter from PWC required by the applicable requirements of the Public Company Accounting Oversight Board; and

•	discussed the independence of PWC with that firm.

Based on the audit committee’s review and discussions noted above, the audit committee recommended to our board of directors, and our board of directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC. The audit committee also appointed PWC as our independent registered public accounting firm for fiscal year ending December 31, 2022.

Submitted by the audit committee of our board of directors:

Jeff Epstein (Chair)

Ebony Beckwith

Jenny Ming

EXECUTIVE OFFICERS

The following provides information regarding our executive officers as of December 31, 2021, and two former executive officers who no longer served as executive officers as of December 31, 2021:

Name	Age	Position
Manish Chandra	54	Co-Founder, President, Chief Executive Officer, and Chairman of the Board
Rodrigo Brumana	47	Chief Financial Officer
John McDonald	57	Chief Operating Officer
Anan Kashyap	44	Former Chief Financial Officer
Kapil Agrawal	40	Former Interim Chief Financial Officer

Manish Chandra. Mr. Chandra co-founded our Company and has served as our President, Chief Executive Officer and member of our board of directors since February 2011. Prior to co-founding Poshmark, Mr. Chandra co-founded Kaboodle, an online shopping website where he served as the Chief Executive Officer from February 2005 to August 2010, and which was acquired by Hearst Communications in August 2007. From August 2010 to February 2011, Mr. Chandra developed the foundation of what ultimately became Poshmark. Mr. Chandra holds an M.B.A. in Marketing and Finance from Haas Business School at the University of California, Berkeley, an M.S. in Computer Science from the University of Texas at Austin, and a B.Tech from the Indian Institute of Technology, Kanpur.

Rodrigo Brumana. Mr. Brumana has served as our Chief Financial Officer since December 2021. Prior to joining Poshmark, Mr. Brumana served as Chief Financial Officer of Amazon Private Brands from June 2020 to November 2021, where he managed a team of finance, business intelligence and analytics professionals located across the Americas, Asia, and Europe. From September 2018 to March 2020, Mr. Brumana served as Chief Financial Officer of OfferUp, a leading mobile marketplace for online and local transactions. From September 2015 to August 2018, Mr. Brumana served as Senior Director of Finance at eBay, where he oversaw FP&A, business performance, monetization and marketing analytics for eBay Americas. Mr. Brumana holds an M.B.A. from the University of California, Berkeley and a Bachelor of Science in Civil Engineering from Universidade Federal de Uberlândia, Brazil.

John McDonald. Mr. McDonald has served as our Chief Operating Officer since September 2018. Mr. McDonald served as our Vice President of Business Operations from November 2013 to September 2018. From October 2009 to November 2013, Mr. McDonald served as Vice President of Sales and Support and then as General Manager at Ning, a platform to create a social media network later acquired by Glam Media in December 2011. Mr. McDonald holds an M.B.A. from Harvard Business School and a B.S. in Chemical Engineering from the University of California, Berkeley.

Anan Kashyap. Mr. Kashyap served as our Chief Financial Officer from July 2016 to August 2021. From January 2014 to July 2016, Mr. Kashyap served as Vice President of Strategic Finance, Investor Relations, and Corporate Development at GrubHub, an online and mobile food-ordering company. From May 2012 to August 2013, Mr. Kashyap served as Vice President of Finance at KAYAK, a global travel search engine acquired by Priceline. From July 2007 to May 2012, Mr. Kashyap served as a Vice President in the investment banking group at Deutsche Bank, an international investment bank and financial services company. Mr. Kashyap holds an M.B.A. from the UCLA Anderson School of Management and a B.A. in Business Economics from University of California, Los Angeles.

Kapil Agrawal. Mr. Agrawal served as our Interim Chief Financial Officer from August 2021 to December 2021. Mr. Agrawal served as our Vice President of Finance from October 2016 to August 2021. Prior to joining the Company, Mr. Agrawal served as Global Head of Pricing Strategy & Operations at Uber Technologies, Inc. from April 2015 until October 2016. Mr. Agrawal holds an M.B.A. from the University of Virginia Darden School of Business and a Bachelor of Technology in Mechanical Engineering from the Indian Institute of Technology Bombay.

EXECUTIVE COMPENSATION

As an “emerging growth company,” we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section provides an overview of the compensation awarded to, earned by, or paid to each individual who served as our principal executive officer during our fiscal year 2021, our next two most highly compensated executive officers in respect of their service to our company for fiscal year 2021, and up to two additional individuals who would have been included under the prior prong but for the fact that they were no longer serving as executive officers at the end of the fiscal year. We refer to these individuals as our named executive officers. Our named executive officers for fiscal year 2021 were:

•	Manish Chandra, our Chief Executive Officer;

•	Rodrigo Brumana, our Chief Financial Officer;

•	John McDonald, our Chief Operating Officer;

•	Anan Kashyap, our former Chief Financial Officer; and

•	Kapil Agrawal, our former Interim Chief Financial Officer.

Our executive compensation program is based on a pay for performance philosophy. Compensation for our executive officers is composed primarily of the following main components: base salary, bonus, and equity incentives. Our executive officers, like all full-time employees, are eligible to participate in our health and welfare benefits and 401(k) plans. We intend to continue to evaluate our compensation philosophy and compensation plans and arrangements as circumstances require.

2021 Summary Compensation Table

The following table provides information regarding the total compensation, for services rendered in all capacities, that was earned by our named executive officers during our fiscal year 2021 and, if applicable, fiscal year ended December 31, 2020, or fiscal year 2020.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Manish Chandra	2021	425,000		—	—	311,100	—		736,100
Chief Executive Officer	2020	405,000		2,056,271	1,996,451	300,220	—		4,757,942
Rodrigo Brumana(4)	2021	38,917		—	—	—	—		38,917
Chief Financial Officer
John McDonald	2021	390,000		2,118,279	—	214,110	—		2,722,389
Chief Operating Officer	2020	370,000		3,084,407	—	206,622	—		3,661,029
Anan Kashyap(5)	2021	270,111		2,118,279	—	—	120,249	(6)	2,508,639
Former Chief Financial Officer	2020	370,000		3,804,096	—	206,622	—		4,380,718
Kapil Agrawal(7)	2021	345,807	(8)	1,283,837	—	87,840	—		1,717,484
Former Interim Chief Financial Officer

(1)

The amount reported represents the aggregate grant date fair value of the restricted stock units awarded to the named executive officers in fiscal years 2021 and 2020, calculated in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service vesting conditions. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in the Notes to our Consolidated Financial Statements included in our 2021 Annual Report on Form 10-K. The amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by the named executive officers upon any sale of the underlying shares of Class A common stock or Class B common stock, as the case may be.

(2)

The amounts reported represent the aggregate grant date fair value of the stock options awarded to the named executive officer in fiscal year 2020, calculated in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the Notes to our Consolidated Financial Statements included in our 2021 Annual Report on Form 10-K. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to actual economic value that may be received by the named executive officers upon exercise of the stock options.
(3)

The amounts reported reflect bonuses paid under our 2021 Executive Compensation Plan and 2020 Executive Compensation Plan to our named executive officers based upon achievement of certain company and individual performance metrics. Our 2021 Executive Compensation Plan is described more fully in the Narrative to 2021 Summary Compensation Table below.

(4)	Mr. Brumana has served as our Chief Financial Officer since December 1, 2021.
(5)	Mr. Kashyap served as our Chief Financial Officer until August 13, 2021.
(6)

In connection with Mr. Kashyap’s termination of employment, we agreed to accelerate vesting of 3,296 RSUs and 1,666 stock options. The value of such vesting acceleration is $120,249, which is calculated by reference to the fair market value of our stock price on the date the acceleration became effective times the number of award shares accelerated, less any applicable exercise price.

(7)	Mr. Agrawal served as our Interim Chief Financial Officer from August 13, 2021 to December 1, 2021. Mr. Agrawal was not a named executive officer in 2020.
(8)	The amount reported includes Mr. Agrawal’s base salary and compensation for accrued paid time off.

Narrative to 2021 Summary Compensation Table

Base Salaries

We use base salaries to recognize the experience, skills, knowledge, and responsibilities required of all our employees, including our named executive officers. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For fiscal year 2021, the annual base salaries for each of Messrs. Chandra, Brumana, McDonald, Kashyap, and Agrawal were $425,000, $467,000, $390,000, $390,000, and $320,000, respectively.

Annual Bonuses

From time to time, our board of directors may approve annual bonuses for our named executive officers based on individual performance, company performance, or as otherwise determined to be appropriate. For fiscal year 2021, each of Messrs. Chandra, McDonald, Kashyap and Agrawal participated in our Senior Executive Cash Incentive Bonus Plan, which provides a bonus based upon company performance against pre-established performance goals and individual performance. Each of Messrs. Chandra, McDonald, Kashyap, and Agrawal had a target bonus equal to 80%, 60%, 60%, and 30% of their respective annual base salary. Our fiscal year 2021 performance goals were weighted equally between a Gross Merchandise Value performance metric and an adjusted EBITDA performance metric. Gross Merchandise Value is defined as the total dollar value of transactions on our platform in a given period, prior to returns and cancellations, and excluding shipping and sales taxes. Mr. Kashyap was no longer eligible to receive bonuses under the Senior Executive Cash Incentive Bonus Plan after he departed the company in August 2021. In addition, pursuant to his offer letter as described below, Mr. Brumana was not eligible for a bonus for fiscal year 2021 under the Senior Executive Cash Incentive Bonus Plan, but he will be eligible for a bonus with a target amount equal to 50% of his annual base salary for the 2022 fiscal year.

Equity Compensation

Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture, and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. Accordingly, our board of directors periodically reviews the equity incentive compensation of our named executive officers and from time to time may grant equity incentive awards to them pursuant to our 2021 Stock Option and Incentive Plan.

Executive Employment Arrangements

Offer Letters in Place During the Year Ended December 31, 2021 for Named Executive Officers

Manish Chandra

On February 10, 2011, we entered into an offer letter with Mr. Chandra for the position of Chief Executive Officer. The offer letter provided for Mr. Chandra’s at-will employment and set forth his annual base salary and his eligibility to participate in our benefit plans generally. Mr. Chandra is subject to our standard employment, confidential information, and invention assignment agreement.

Rodrigo Brumana

On November 12, 2021, we entered into an offer letter with Mr. Brumana for the position of Chief Financial Officer. The offer letter provided for Mr. Brumana’s at-will employment and set forth his annual base salary, target bonus opportunity, certain relocation reimbursements, equity grants, a sign on bonus and his eligibility to participate in our benefit plans generally. Mr. Brumana’s sign on bonus is payable in three equal quarterly installments commencing in March 2022, subject to his continued employment through each payment date. In addition, Mr. Brumana is eligible for relocation assistance, provided that such expenses not exceed $100,000, in addition to any gross ups for associated taxes, provided, that, if Mr. Brumana is terminated prior to December 1, 2022, Mr. Brumana is required to repay all or a portion of his relocation reimbursement.

Pursuant to his offer letter, Mr. Brumana is entitled to a RSU award representing a value of $9,200,000, which such award will vest over four years as follows: 25% shall vest on the first anniversary of the date of grant, with the remaining 75% to vest in 12 equal quarterly installments thereafter. In addition and following January 1, 2022, Mr. Brumana is eligible for a discretionary annual refresh RSU award representing a value of $2,300,000.

Mr. Brumana is subject to our standard employment, confidential information, and invention assignment agreement.

John McDonald

On October 28, 2013, we entered into an offer letter with Mr. McDonald pursuant to which he became our Vice President of Marketplace Operation. The offer letter provided for Mr. McDonald’s at-will employment, set forth his annual base salary, a one-time performance bonus payable three months following his start date, an option grant, and provided for his eligibility to participate in our benefit plans generally. Mr. McDonald is subject to our standard employment, confidential information, and invention assignment agreement.

Anan Kashyap

On June 2, 2016, we entered into an offer letter with Mr. Kashyap for the position of Chief Financial Officer. The offer letter provided for Mr. Kashyap’s at-will employment and set forth his annual base salary, target bonus opportunity, certain relocation reimbursements, an option grant, and his eligibility to participate in our benefit plans generally. Mr. Kashyap is subject to our standard employment, confidential information, and invention assignment agreement.

In connection with Mr. Kashyap’s resignation, effective August 13, 2021, we entered into a separation agreement and release with him, pursuant to which (i) Mr. Kashyap is eligible to exercise his vested options for a period of 12 months following the date of his termination, (ii) 3,296 RSUs and 1,666 stock options became immediately vested and, in the case of his options, exercisable, (iii) we continued to pay his monthly COBRA continuation cost through September 30, 2021 and (iv) Mr. Kashyap entered into a release of claims in our favor. In addition, Mr. Kashyap simultaneously entered into a consulting agreement with us, pursuant to which he would provide general finance advisory services to us on an as needed basis through December 31, 2021.

Kapil Agrawal

On September 19, 2016, we entered into an offer letter with Mr. Agrawal, providing for at-will employment and his annual base salary, target bonus opportunity, a one-time bonus payable three months following his start date, an option grant, and his eligibility to participate in our benefit plans generally. Mr. Agrawal is subject to our standard employment, confidential information, and invention assignment agreement. Mr. Agrawal served as our Interim Chief Financial Officer from August 13, 2021 until December 1, 2021. There were no changes to his compensation in connection with his elevation to our Interim Chief Financial Officer.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to applicable annual Code limits. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are generally not taxable to the employees until distributed from the 401(k) plan. Our 401(k) plan also features a Roth component, whereby participants can make contributions to the 401(k) plan on a post-tax basis that are not taxable upon distribution from the 401(k) plan.

Executive Severance Plan

We have adopted an executive severance plan in which our named executive officers and certain senior executives will participate. Our executive severance plan, or the Executive Severance Plan, provides that upon a (i) termination by us other than for “cause,” as defined in the Executive Severance Plan, death, or disability or (ii) a resignation for “good reason,” as defined in the Executive Severance Plan, in each case within the change in control period (i.e., the period beginning three months prior to, and ending 12 months after, a “change in control,” as defined in the Executive Severance Plan), an eligible participant will be entitled to receive, subject to the execution and delivery of an effective release of claims in favor of us, (i) a lump sum cash payment equal to 18 months of base salary for our Chief Executive Officer and 12 months of base salary for our C-level executive officers (other than any Chief Executive Officer) and Senior Vice Presidents, or the Senior Executive Officers, (ii) a monthly cash payment equal to our contribution towards health insurance for up to 18 months for our Chief Executive Officer and up to 12 months for our Senior Executive Officers, (iii) a pro rata target annual bonus for the year in which the termination occurs, based on the number of days in such year prior to the termination date of such participant, and (iv) full accelerated vesting of all outstanding and unvested equity award held by such participant; provided, that any unvested and outstanding equity awards subject to performance conditions will be deemed satisfied at the target levels specified in the applicable award agreements.

The Executive Severance Plan also provides that upon (i) termination by us for any reason other than for “cause,” as defined in the Executive Severance Plan, death or disability, in each case outside of the change in control period, an eligible participant will be entitled to receive, subject to the execution and delivery of an effective release of claims in favor of us, (i) a lump sum cash payment equal to 12 months of base salary for our Chief Executive Officer and 6 months of base salary for any Senior Executive Officer, (ii) a monthly cash payment equal to our contribution towards health insurance for up to 12 months for our Chief Executive Officer and up to 6 months for any Senior Executive Officer, and (iii) a pro rata target annual bonus for the year in which the termination occurs, based on the number of days in such year prior to the termination date of such participant.

The payments and benefits provided under the Executive Severance Plan in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject an eligible participant, including the named executive officers, to an excise tax under Section 4999 of the Code. If the payments or benefits payable in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the recipient.

Outstanding Equity Awards at Fiscal 2021 Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2021. There were no outstanding equity awards for Rodrigo Brumana, our Chief Financial Officer, as of December 31, 2021:

	Option Awards(1)						Stock Awards(1)
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested($)(2)
Manish Chandra	10/1/2015	(3)	85,155	—	1.11	12/14/2025	—	—
	5/9/2017	(3)	394,969	—	1.52	5/8/2027	—	—
	2/1/2019	(4)	354,166	145,834	10.77	1/11/2029	—	—
	4/1/2020	(5)	73,333	122,223	21.03	9/16/2030	—	—
	4/1/2020	(6)	—	—	—	—	61,112	1,040,737
John McDonald	11/18/2013	(3)	143,137	—	0.41	11/19/2023	—	—
	9/1/2015	(3)	100,000	—	1.11	9/17/2025	—	—
	5/9/2017	(3)	153,742	—	1.52	5/8/2027	—	—
	2/1/2019	(4)	56,666	23,334	10.77	1/11/2029	—	—
	4/1/2020	(6)	—	—	—	—	91,667	1,561,089
	6/1/2021	(7)	—	—	—	—	46,153	785,986
Anan Kashyap	7/25/2016	(3)	174,625	—	1.11	8/24/2026	—	—
	2/1/2019	(3)	51,666	—	10.77	1/11/2029	—	—
Kapil Agrawal	2/1/2019	(4)	7,083	2,917	10.77	1/11/2029	—	—
	10/1/2019	(6)	—	—	—	—	37,500	638,625
	6/1/2021	(7)	—	—	—	—	12,692	216,145
	6/1/2021	(7)	—	—	—	—	2,099	35,746
	12/1/2021	(6)	—	—	—	—	24,594	418,836

(1)

Each award that was granted prior to our initial public offering in January 2021 was granted pursuant to our 2011 Plan and was for shares of our Class B common stock. All other awards are for shares of our Class A common stock and were granted under our 2021 Plan. No named executive officer has early exercisable options. Additionally, the RSUs granted pursuant to our 2011 Plan will vest upon the satisfaction of the service-based condition set forth in each applicable award agreement. Our initial public offering satisfied the performance-based condition that was originally part of such RSU awards.

(2)	The amounts represent the number of shares underlying the RSUs multiplied by the price of our Class A common stock on December 31, 2021, which was $17.03 per share.
(3)	All of the outstanding shares subject to this award are fully vested.
(4)

1/4th of the shares subject to the option vest and become exercisable on the first anniversary of the vesting commencement date, with the balance vesting and becoming exercisable in equal monthly installments over 36 months thereafter, subject to the named executive officer maintaining a service relationship with us at such time.

(5)

1/4th of the shares subject to the option vest and become exercisable on the first anniversary of the vesting commencement date, with the balance vesting and becoming exercisable in 12 equal quarterly installments over thereafter, subject to the named executive officer maintaining a service relationship with us at such time.

(6)

1/4th of the total RSUs vest on the first anniversary of the vesting commencement date and the remaining RSUs vest in 12 equal quarterly installments thereafter subject to the named executive officer continuing to provide service to us through each such vesting date.

(7)	1/16th of the RSUs vest on each quarter after the vesting commencement date, subject to the named executive officer continuing to provide service to us through each such vesting date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 21, 2022 for:

•	each of our named executive officers for 2021;

•	each of our directors and one former director, John Marren, who resigned in March 2022;

•	all of our directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 21, 2022 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of our common stock on 52,991,363 shares of Class A common stock and 24,695,805 shares of Class B common stock outstanding as of March 21, 2022.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Poshmark, Inc., 203 Redwood Shores Parkway, 8th Floor, Redwood City, California 94065.

	Shares Beneficially Owned				% Total Voting Power
	Class A		Class B
	Shares	%	Shares	%
Name of 5% Stockholders:
Entities affiliated with Mayfield(1)	—	—	17,253,647	69.9%	57.5%
Entities affiliated with GGV Capital(2)	4,100,933	7.7%	—	—	1.4%
Entities affiliated with Menlo Ventures(3)	5,172,016	9.8%	—	—	1.7%
Anderson Investments Pte. Ltd.(4)	5,971,646	11.3%	—	—	2.0%
Dorsey Asset Management, LLC(5)	3,306,561	6.2%	—	—	1.1%
The Vanguard Group(6)	3,065,459	5.8%	—	—	1.0%
Manish Chandra(7)	7,298	*	6,388,098	25.9%	21.3%
Named Executive Officers and Directors:
Manish Chandra(7)	7,298	*	6,388,098	25.9%	21.3%
Rodrigo Brumana	—	—	—	—	—
John McDonald(8)	89,975	*	499,017	2.0%	1.7%
Anan Kashyap(9)	459,497	*	—	—	*
Kapil Agrawal (10)	109,175	*	—	—	*
Ebony Beckwith(11)	150	*	—	—	*
Navin Chaddha(12)	6,555	*	17,253,647	69.9%	57.5%
Jeff Epstein(13)	351,087	*	—	—	*
John Marren(14)	6,555	*	—	—	*
Jenny Ming(15)	60,681	*	—	—	*
Hans Tung(16)	4,107,488	7.8%	—	—	1.4%
Serena J. Williams(17)	149,055	*	—	—	*
All directors and executive officers as a group (12 persons)(18)	5,347,516	10.1%	24,140,762	97.8%	82.3%

*	Represents beneficial ownership or voting power of less than one percent (1%).
(1)

Based on the Schedule 13G filed with the Securities and Exchange Commission on February 10, 2022, reporting beneficial ownership as of December 31, 2021. Consists of (i) 15,748,793 shares of Class B common stock held of record by Mayfield XIII, a Cayman Islands Exempted Limited Partnership, or MF XIII, and (ii) 1,504,854 shares of Class B common stock held of record by Mayfield Select, a Cayman Islands Exempted Limited Partnership, or MF Select. Mayfield XIII Management (UGP), Ltd., a Cayman Islands Exempted Company, or MF XIII UGP, is the general partner of Mayfield XIII Management (EGP), L.P., a Cayman Islands Exempted Limited Partnership, which is the general partner of MF XIII. Rajeev Batra, Navin Chaddha, and Vaneeta Varma are the directors of MF XIII UGP. As a result, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the shares owned by MF XIII, but each of the individuals disclaims such beneficial ownership. Mayfield Select Management (UGP), Ltd., a Cayman Islands Exempted Company, or MF Select UGP, is the general partner of Mayfield Select Management (EGP), L.P., a Cayman Islands Exempted Limited Partnership, which is the general partner of MF Select. Rajeev Batra, Navin Chaddha, and Urshit Parikh are the directors of MF Select UGP. As a result, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the shares owned by MF Select, but each of the individuals disclaims such beneficial ownership. The address for each of these entities is c/o Mayfield, 2484 Sand Hill Road, Menlo Park, CA 94025.

(2)

Based on the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2022, reporting beneficial ownership as of December 31, 2021. Consists of (i) 3,955,757 shares of Class A common stock held of record by GGV Capital V L.P. and (ii) 145,176 shares of Class A common stock held of record by GGV Capital V Entrepreneurs Fund L.P. GGV Capital V L.L.C. is the general partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. Glenn Solomon, Jixun Foo, Jenny Lee, Jeff Richards, and Hans Tung are the managing directors of GGV Capital V L.L.C., and share voting and investment control over these shares. The address for each of these entities is 3000 Sand Hill Road, Building 4, Suite 230, Menlo Park, CA 94025.

(3)

Based on the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2022, reporting beneficial ownership as of December 31, 2021. Consists of (i) 4,826,294 shares of Class A common stock held directly by Menlo Ventures XI, L.P., (ii) 186,245 shares of Class A common stock held of record by MMEF XI, L.P., (iii) 156,925 shares of Class A common stock held of record by Menlo Special Opportunities Fund, L.P. and (iv) 2,552 shares of Class A common stock held of record by MMSOP, L.P. MV Management XI, L.L.C. is the general partner of each of Menlo Ventures XI, L.P. and MMEF XI, L.P. and MSOP GP, L.L.C. is the general partner of each of Menlo Special Opportunities Fund, L.P. and MMSOP, L.P. The managing members of MV Management XI, L.L.C., H. DuBose Montgomery, John W. Javre, Douglas C. Carlisle, Mark A. Siegel and Venky V. Ganesan, may be deemed to have shared voting and investment power over the shares held by Menlo Ventures XI, L.P. and MMEF XI, L.P., but each of these individuals disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest therein. The managing members of MSOP GP, L.L.C., Mark A. Siegel, Matthew J. Murphy, Shawn T. Carolan, and Venky V. Ganesan, may be deemed to have shared voting and investment power over the shares held by Menlo Special Opportunities Fund, L.P. and MMSOP, L.P., but each of these individuals disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest therein. The address for each of these entities is 32884 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(4)

Based on the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2022, reporting beneficial ownership as of December 31, 2021. Consists of 5,971,646 shares of Class A common stock held of record by Anderson Investments Pte. Ltd, or Anderson. Anderson is a direct wholly-owned subsidiary of Thomson Capital Pte. Ltd., or Thomson, which in turn is a direct wholly-owned subsidiary of Tembusu Capital Pte. Ltd., or Tembusu, which in turn is a direct wholly-owned subsidiary of Temasek Holdings (Private) Limited, or Temasek. In such capacities, each of Thomson, Tembusu, and Temasek may be deemed to have voting and dispositive power over the shares held by Anderson. The address for Anderson, Thomson, Tembusu, and Temasek is 60B Orchard Road #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.

(5)

Based on the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2022, reporting beneficial ownership as of December 31, 2021. The shares are owned by various investment advisory clients of Dorsey Asset Management, LLC, which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, due to its discretionary power to make investment decisions over such shares and/or its ability to vote such shares. The address for Dorsey Asset Management, LLC is 150 North Wacker Dr., Suite 960, Chicago, IL 60606.

(6)

Based on the Schedule 13G filed with the Securities and Exchange Commission on February 10, 2022, reporting beneficial ownership as of December 31, 2021. The Vanguard Group holds sole voting power over 0 shares of Class A common stock, shared voting power over 9,861 shares of Class A common stock, sole dispositive power over 3,029,328 shares of Class A common stock, and shared dispositive power over 36,131 shares of Class A common stock. The address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

(7)

Consists of (i) 5,418,668 shares of Class B common stock held of record by Manish Chandra, (ii) 7,298 shares of Class A common stock held of record by Manish Chandra, (iii) 963,318 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 21, 2022, and (iv) RSUs for 6,112 shares of Class B common stock for which the service-based vesting condition would be satisfied within 60 days of March 21, 2022.

(8)

Consists of (i) 27,971 shares of Class B common stock held of record by John McDonald, (ii) 89,975 shares of Class A common stock held of record by John McDonald, (iii) 461,879 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 21, 2022, and (iv) RSUs for 9,167 shares of Class B common stock for which the service-based vesting condition would be satisfied within 60 days of March 21, 2022.

(9)

Consists of (i) 317,473 shares of Class A common stock held of record by Anan Kashyap and (ii) 142,024 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 21, 2022.

(10)

Consists of (i) 101,884 shares of Class A common stock held of record by Kapil Agrawal and (ii) 7,291 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 21, 2022.

(11)	Consists of 150 shares of Class A common stock held directly by Ebony Beckwith.

(12)

Consists of (i) 2,083 shares of Class A common stock held directly by Navin Chaddha, (ii) 4,472 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 21, 2022, and (iii) 17,253,647 shares of Class B common stock held by entities affiliated with Mayfield as described in footnote 1.

(13)

Consists of (i) 2,083 shares of Class A common stock held directly by Jeff Epstein and (ii) 349,004 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 21, 2022.

(14)

Consists of (i) 2,083 shares of Class A common stock held directly by John Marren and (ii) 4,472 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 21, 2022. Excludes shares held by Anderson identified in footnote 4 above. Mr. Marren is a managing director at Temasek.

(15)

Consists of (i) 18,333 shares of Class A common stock held directly by Jenny Ming and (ii) 42,348 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 21, 2022.

(16)

Consists of (i) 2,083 shares of Class A common stock held directly by Hans Tung (ii) 4,472 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 21, 2022, (iii) and 4,100,933 shares of Class A common stock held by entities affiliated with GGV Capital as described in footnote 2.

(17)

Consists of (i) 2,083 shares of Class A common stock held directly by Serena Williams and (ii) 146,972 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 21, 2022.

(18)

Consists of (i) 22,700,286 shares of Class B common stock beneficially owned by our directors and named executive officers, (ii) 4,646,461 shares of Class A common stock beneficially owned by our directors and named executive officers, (iii) 1,425,197 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 21, 2022, (iv) 701,055 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 21, 2022 and (v) RSUs for 15,279 shares of Class B common stock for which the service-based vesting condition would be satisfied within 60 days of March 21, 2022.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, directors, and 10% stockholders to file certain reports with respect to beneficial ownership of our equity securities. To our knowledge, we believe that during 2021, all Section 16 reports that were required to be filed were filed on a timely basis, except for the following: Form 4s for Messrs. Chandra, Kashyap and McDonald and Ms. Ming were filed late on April 6, 2021 to report a RSU vesting event on April 1, 2021; a Form 4 for Ms. Ming was filed late on April 9, 2021 to report a RSU vesting event on March 4, 2021; and a Form 4 for Mr. Tung was filed late on August 31, 2021 to report a Class B to Class A share conversion on May 18, 2021. The late filings were due to administrative errors.

Equity Compensation Plan Information

The table below presents information as of December 31, 2021 for our compensation plans under which our equity securities are authorized for issuance.

Plan Category	(a) Number of common stock to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted- average exercise price of outstanding options, warrants, and rights(1)	(c) Number of shares of common stock remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by stockholders(2)	5,901,761	$5.82	3,065,283
Equity compensation plans not approved by stockholders	—	—	—

Total	5,901,761	$5.82	3,065,283

(1)

The weighted-average exercise price is calculated based solely on outstanding stock options. It does not reflect the shares that will be issued in connection with the settlement of restricted stock units, since restricted stock units have no exercise price.

(2)

Includes our 2011 Stock Option and Grant Plan (2011 Plan), 2021 Stock Option Incentive Plan (2021 Plan), and 2021 Employee Stock Purchase Plan (ESPP). The 2021 Plan and ESPP were adopted in January 2021 in connection with our IPO.

Our 2021 Plan provides that the number of shares reserved and available for issuance under the 2021 Plan will automatically increase each January 1, beginning on January 1, 2022, by 5% of the number of outstanding shares of our Class A and Class B common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. On January 1, 2022, the number of shares available for issuance increased automatically by 5% of our standing shares of common stock as of December 31, 2020, or 3,866,579 shares, pursuant to this provision. This increase is not reflected in the table above.

Similarly, our ESPP provides that the number of shares reserved and available for issuance will automatically increase each January 1, beginning on January 1, 2022, by the lesser of 3,000,000 shares of our Class A common stock, 1% of the number of outstanding shares of our Class A and Class B common stock on the immediately preceding December 31, or such lesser number of shares as determined by our compensation committee. On January 1, 2022, the number of shares available for issuance increased automatically by 1% of our standing shares of common stock as of December 31, 2020, or 773,315 shares, pursuant to this provision. This increase is not reflected in the table above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements and indemnification arrangements, discussed, when required, in “Director Compensation” and “Executive Compensation,” the following is a description of each transaction since January 1, 2021 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Investors’ Rights Agreement

We are party to an Amended and Restated Investors’ Rights Agreement, or the IRA, dated as of October 20, 2017, which provides, among other things, that certain holders of our capital stock, including entities affiliated with Anderson Investments Pte. Ltd., GGV, Inventus Capital, Mayfield and Menlo Ventures, have the right to demand that we file a registration statement or request that their shares of our capital stock be included on a registration statement that we are otherwise filing.

Other than as described above, since January 1, 2021, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Limitation of Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements will require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policies and Procedures for Related Party Transactions

Our audit committee charter provides that the audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. We have adopted written policies and procedures governing the review and approval of related party transactions.

All of the transactions described above were entered into prior to the adoption of a policy. Accordingly, each was approved by disinterested members of our board of directors after making a determination that the transaction was executed on terms no less favorable than those that could have been obtained from an unrelated third party.

OTHER MATTERS

We know of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting or any adjournment or postponement thereof, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET • Go To: www.proxypush.com/POSH • Cast your vote online • Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-855-635-6595 • • Use any touch-tone telephone • Have your Proxy Card ready Follow the simple recorded instructions MAIL • • Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/POSH Poshmark, Inc. Annual Meeting of Stockholders For Stockholders of record as of April 18, 2022 TIME: Tuesday, June 14, 2022 10:00 AM, Pacific Time PLACE: Annual Meeting to be held live via the internet—please visit www.proxydocs.com/POSH for more details This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Manish Chandra and Evan Ferl (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Poshmark, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Poshmark, Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1 AND 2 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. To elect the nominees of the Board of Directors as Class I Directors to serve until our 2025 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until their earlier death, resignation, or removal. FOR WITHHOLD 1.01 Manish Chandra FOR #P2# #P2# 1.02 Navin Chaddha FOR #P3# #P3# 1.03 Jenny Ming FOR #P4# #P4# FOR AGAINST ABSTAIN 2. To ratify the appointment by the Audit Committee of the Board of Directors of FOR PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal #P5# #P5# #P5# year ending December 31, 2022. You must register to attend the meeting online and/or participate at www.proxydocs.com/POSH Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date